EXHIBIT 11

                         THE LUBRIZOL CORPORATION

                     Computation of Per Share Earnings

                           Second Quarter, 1994



The computation of primary earnings per share and fully diluted earnings per share is as follows:

              (In Thousands of Shares Except Per Share Data)


                                 Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 ------------------    -----------------
                                  1994       1993       1994       1993
                                 ------     ------     ------     ------

Average shares outstanding for
  computation of primary
  earnings per share             65,953     67,995     66,230     68,209

Add adjustment to treat shares
  for options exercised as if
  such shares were outstanding
  during the entire period           54         67        123         89

Add equivalent shares for
  unexercised options at end
  of period*                        505        529        545        537
                                 ------     ------     ------     ------

Average shares outstanding for
  computation of fully diluted
  earnings per share             66,512     68,591     66,898     68,835
                                 ======     ======     ======     ======


Primary earnings per share         $.74       $.46      $1.40      $ .40
                                   ====       ====      =====      =====

Fully diluted earnings per share   $.74       $.46      $1.38      $ .40
                                   ====       ====      =====      =====



*Computed under the "Treasury Stock Method" using the higher of quoted ending or average market price.